Exhibit 5.1

July 31, 2017	76942.00001

Kratos Defense & Security Solutions, Inc.
4820 Eastgate Mall
Suite 200
San Diego, CA 92121

Re:    Registration Statement on Form S-8
Ladies and Gentlemen:

We have acted as counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Act”), of 8,300,996 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), comprised of (i) 3,000,000 shares of Common Stock issuable pursuant to the Company’s Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP”), and (ii) 5,300,996 shares of Common Stock issuable pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) (which amount is comprised of (a) 2,500,000 shares of Common Stock that have been newly approved for issuance under the 2014 Plan, and (b) 2,800,996 shares of Common Stock that are, or were previously, subject to outstanding stock awards granted under prior plans or outside of prior plans and that have expired, terminated, or otherwise returned to the Company and become available for issuance under the 2014 Plan or that may in the future expire, terminate, or otherwise return to the Company and become available for issuance under the 2014 Plan).

Kratos Defense & Security Solutions, Inc.

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

(i)	the Registration Statement;

(ii)
the Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Delaware as of July 24, 2017 and certified by an officer of the Company as of the date hereof;

(iii)	the Second Amended and Restated Bylaws of the Company, as amended, certified by an officer of the Company as of the date hereof;

(iv)
minutes of a meeting of the Compensation Committee of the Board of Directors of the Company held on March 15, 2017, approving (a) an amendment to increase the aggregate number of shares that may be issued under the ESPP by 3,000,000 shares and (b) an amendment to increase the aggregate number of shares that may be issued under the 2014 Plan by 2,500,000 shares;

Kratos Defense & Security Solutions, Inc.

(v)
the current report on Form 8-K filed by the Company with the Commission on June 6, 2017 disclosing the final voting results of the Company’s annual meeting of stockholders held on May 31, 2017, evidencing the approval by the stockholders of (a) an amendment to the ESPP to increase the aggregate number of shares issuable by the Company under the plan by 3,000,000 shares and (b) an amendment to the 2014 Plan to increase the aggregate number of shares issuable by the Company under the plan by 2,500,000 shares;

(vi)	the ESPP;

(vii)	the 2014 Plan; and

(viii)
a certificate, dated as of July 31, 2017, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company under the laws of the State of Delaware (the “Good Standing Certificate”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (iii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iv) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to the originals thereof, and that such originals are authentic and complete; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto (other than the Company); (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us in writing; (vii) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (viii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; and (ix) that each of the officers and directors of the Company has properly exercised his or her fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation or verification) upon representations and certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the terms of the ESPP or the 2014 Plan, as applicable, and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

Kratos Defense & Security Solutions, Inc.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than, as in effect on the date of this opinion letter, the General Corporation Law of the State of Delaware.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares under the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act solely for such purpose. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP